Exhibit 10.3

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT (this “Amendment”), is entered into this 13th day of June, 2016, by and among (a) INSPIREMD, INC., a Delaware corporation (“US Borrower”), and INSPIRE M.D LTD, a company organized under the laws of the State of Israel (“ISR Borrower”) (US Borrower and ISR Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (defined below; collectively, the “Lender”), and (c) HERCULES CAPITAL, INC., f/k/a Hercules Technology Growth Capital, Inc., a Maryland corporation in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).

WHEREAS, Borrower and Lender are parties to a certain Loan and Security Agreement, dated as of October 23, 2013, as amended by a certain Amendment No. 1 dated as of November 19, 2013, and as further amended by a certain Amendment No. 2 dated as of July 23, 2014 (as the same may from time to time be further amended, modified or supplemented in accordance with its terms, the “Loan Agreement”); and

WHEREAS, in accordance with Section 11.3 of the Loan Agreement, Borrower and Lender desire to amend the Loan Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements contained in the Loan Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Defined Terms. Terms not otherwise defined herein which are defined in the Loan Agreement shall have the same respective meanings herein as therein.

2.                  Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 3 of this Amendment, the Loan Agreement is hereby amended as follows:

A.	Section 1.1 (Definitions and Rules of Construction). The following definitions set forth in Section 1.1 of the Loan Agreement shall be amended in their entirety and replaced with the following:

“Term Loan Maturity Date” means (a) if the Interest Only Period Extension Event does not occur on or prior to June 30, 2016, April 1, 2017, and (b) if the Interest Only Period Extension Event occurs on or prior to June 30, 2016, June 1, 2017

“Warrant” means the warrant entered into in connection with the Term Loan Advance and any subsequent warrant entered into by US Borrower in favor of Lender.

B.	Section 1.1 (Definitions and Rules of Construction). The Loan Agreement is amended by inserting the following new definitions to appear alphabetically in Section 1.1 thereof:

“2016 Amendment Date” is June 13, 2016.

“Equity Event” means confirmation by Agent and Lender that Borrower has received, after the 2016 Amendment Date, but on or before June 30, 2016, unrestricted and unencumbered net cash proceeds in an amount of at least Ten Million Dollars ($10,000,000.00) from the issuance and sale by US Borrower of its equity securities with investors acceptable to Lender.

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“Interest Only Period Extension Event” means that (a) the Equity Event has occurred on or prior to June 30, 2016, or (b) Agent and Lender have each elected in writing in their sole discretion to suspend the principal payments otherwise due and payable on July 1, 2016 and August 1, 2016 as set forth in Section 2.1(d).

C.	Section 2.1(d) (Payment of Interest and Principal). The Loan Agreement is amended by deleting Section 2.1(d) thereof in its entirety and inserting in lieu thereof the following:

“(d)          Payment of Interest and Principal. Borrower will pay interest on the Term Loan Advance on the first (1st) Business Day of each month, beginning on December 2, 2013. Borrower shall repay the aggregate principal balance of the Term Loan Advance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first (1st) Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing: (a) the principal payment otherwise due and payable on May 1, 2016 shall be suspended but due and payable in full no later than March 1, 2017, (b) the principal payment otherwise due and payable on June 1, 2016 shall be suspended but due and payable in full no later than April 1, 2017, (c) only if the Interest Only Period Extension Event has occurred on or prior to June 30, 2016, the principal payment otherwise due and payable on July 1, 2016 shall be suspended but due and payable in full no later than May 1, 2017, and (d) only if the Interest Only Period Extension Event has occurred on or prior to June 30, 2016, the principal payment otherwise due and payable on August 1, 2016 shall be suspended but due and payable in full no later than June 1, 2017. The entire principal balance of the Term Loan Advance and all accrued but unpaid interest hereunder, and all other Secured Obligations with respect to the Term Loan Advance, shall be due and payable on the Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under the Term Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement.  Once repaid, the Term Loan Advance or any portion thereof may not be reborrowed.”

D.	Section 2.5 (End of Term Charge). The Loan Agreement is amended by deleting the first sentence of Section 2.5 thereof in its entirety and inserting in lieu thereof the following:

“On the earliest to occur of (i) February 1, 2017, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations otherwise become due and payable in accordance with the terms of this Agreement, Borrower shall pay Lender a charge equal to Five Hundred Twenty Thousand Dollars ($520,000) (the “End of Term Charge”).”

E.	Section 3 (Security Interest). The Loan Agreement is amended by deleting Section 3.1 thereof and its entirety and inserting in lieu thereof the following:

“3.1          As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent and to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment, but including all of the capital stock in ISR Borrower); (g) Deposit Accounts; (h) Cash (including, without limitation, all cash and liquid funds); (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.”

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F.	Section 12 (Agency). The Loan Agreement is amended by inserting therein the following new Section 12, immediately following Section 11 thereof:

“12.        AGENCY

12.1          Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the administrative agent for itself and the Lender (in such capacity, the “Agent”) hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.”

3.            Conditions to Effectiveness. Lender and Borrower agree that this Amendment shall become effective upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to Lender:

(a)          Lender shall have received a fully-executed counterpart of this Amendment signed by Borrower;

(b)          As of the 2016 Amendment Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default; and

(c)          Lender shall have received payment for all fees and expenses incurred by Lender in connection with this Amendment, including, but not limited to, all legal fees and expenses.

4.            Representations and Warranties. The Borrower hereby represents and warrants to Lender as follows:

(a)          Representations and Warranties in the Agreement. The representations and warranties of Borrower set forth in Section 5 of the Loan Agreement are true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(b)          Authority, Etc. The execution and delivery by Borrower of this Amendment and the performance by Borrower of all of its agreements and obligations under the Loan Agreement and the other Loan Documents, as amended hereby, are within the corporate authority of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower. With respect to Borrower, the execution and delivery by Borrower of this Amendment does not and will not require any registration with, consent or approval of, or notice to any Person (including any governmental authority).

(c)          Enforceability of Obligations. This Amendment, the Loan Agreement and the other Loan Documents, as amended hereby, constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, general equitable principles or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

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(d)          No Default. Before and after giving effect to this Amendment (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default, and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.            Reaffirmations. Except as expressly provided in this Amendment, all of the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect. Nothing contained in this Amendment shall in any way prejudice, impair or effect any rights or remedies of Lender under the Loan Agreement and the other Loan Documents. Except as specifically amended hereby, Borrower hereby ratifies, confirms, and reaffirms all covenants contained in the Loan Agreement and the other Loan Documents. The Loan Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Loan Agreement or any other Loan Document shall hereafter refer to the Loan Agreement or any other Loan Document as amended hereby.

6.            Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

7.             Miscellaneous.

(a)          THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

(b)          The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

(c)          This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(d)          Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

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IN WITNESS WHEREOF, Agent, Borrower and Lender have duly executed and delivered this Amendment as of the day and year first above written.

BORROWER:

INSPIREMD, INC.

By:	/s/ Craig Shore
Name:	Craig Shore
Its:	CFO

INSPIRE M.D LTD

By:	/s/ Craig Shore
Name:	Craig Shore
Its:	CFO

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

By:	/s/ Ben Bang

Name:	Ben Bang

Its:	Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

By:	/s/ Ben Bang
Name:	Ben Bang
Its:	Associate General Counsel

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